Exhibit 10.3

EXECUTIVE CONFIDENTIALITY & RESTRICTIVE COVENANTS AGREEMENT

THIS EXECUTIVE CONFIDENTIALITY & RESTRICTIVE COVENANTS AGREEMENT (this “Restrictive Covenants Agreement”) is made as of December 31, 2020 (the “Effective Date”), between Ferrellgas, Inc., and its predecessors, divisions, affiliates, successors, and assigns, a Delaware corporation (the “Company”), and James E. Ferrell (“Executive”). The Executive and the Company are each referred to as a “Party” and collectively the “Parties.”

WHEREAS, the Company wishes to obtain reasonable protection of its confidential business, trade secret, and technical information which it has developed, acquired and/or is or may be developed or acquired by the Company at substantial expenses; and

WHEREAS, the Company wishes to obtain reasonable protection against unfair competition and solicitation during the Executive’s employment by the Company and following termination of the Executive’s employment by the Company and to further protect against unfair use of its confidential business and technical information the Company desires to have Executive execute this Agreement; and

WHEREAS, the Executive is willing to execute this Restrictive Covenants Agreement and grant the Company the benefits of the restrictive covenants contained herein.

For and in consideration of the signing bonus paid to Executive and employment of Executive as President and Chief Executive Officer, and for the promises outlined herein, Executive agrees as follows:

1.           Confidential Information.

(a)               Confidential Information. Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates depends upon the use and protection of a large body of confidential, trade secret, and proprietary information. All of such confidential, trade secret, and proprietary information now existing or to be developed in the future will be referred to in this Restrictive Covenants Agreement as “Confidential Information.” Confidential Information means all information that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations, and data obtained by Executive from the performance of Executive’s duties to the Company and Subsidiaries and its Affiliates concerning the business and affairs of the Company and its Subsidiaries and Affiliates; information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during employment; the development, transition and transformation plans of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support, and equipment. Accordingly, Executive agrees that, either during or after employment with the Company, Executive shall not disclose to any unauthorized Person or use for Executive’s or any Person’s own account any Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) is or becomes generally available for use by the public other than as a result of Executive’s acts or omissions to act in breach of this Restrictive Covenants Agreement or the Employment Agreement; (ii) is or becomes known or available to Executive on a non-confidential basis from a source (other than the Company or its Subsidiaries or Affiliates) that, to the Executive’s knowledge, is not prohibited from disclosing such Confidential Information by a contractual, legal or fiduciary obligation, (iii) is or was independently developed by Executive without violation of any obligation under this Restrictive Covenants Agreement or the Employment Agreement, or (iv) is required to be disclosed pursuant to any applicable law or court order (in which case Executive shall give prior written notice to the Company of such required disclosure and shall cooperate with the Company and its Subsidiaries and Affiliates in any reasonable efforts to limit such disclosure or preserve the confidentiality of any Confidential Information). Executive agrees to deliver to the Company at the end of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, and other property or documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.

(b)               Permitted Governmental Disclosures. The federal Defend Trade Secrets Act of 2016 immunizes Executives against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Pursuant to such Act, immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in this Employment Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need prior authorization to make any such reports or disclosures and is not required to notify the Company or the Board that he has made such reports or disclosures.

(c)               Third Party Information. Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During employment and thereafter, and without in any way limiting the provisions of Section 1(a) above, Executive shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with Executive’s work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)               Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any time as the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents or materials relating to the business of the Company or its Affiliates and other Company property in Executive’s possession or control, including but not limited to drawings, specifications, documents (including electronic documents), notes, memoranda, records, devices, models or any other material and copies or reproductions thereof, and any computers, equipment, keys or similar property of the Company. Further, upon request, Executive will certify that Executive has not retained or transferred outside the Company any Confidential Information and/or that Executive has deleted any electronic information belonging to the Company from Executive’s personal computers, hard drives, cloud accounts, servers and/or accounts.

2.            Intellectual Property, Inventions, and Patents.

Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work, all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ and Affiliates’ actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed, or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, (“Work Product”), belong to the Company or such Subsidiary or Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). For the avoidance of doubt, the parties acknowledge that Executive’s expertise in business and the field of propane distribution and sales for over fifty (50) years is not encompassed by this Section 2.

3.	Non-Compete; Non-Solicitation.

(a)               Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries and Affiliates he has and shall continue to become familiar with the Company’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing, and other market and financial information, know-how, trade secrets, and valuable customer, supplier, and Executive relationships, and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates, and that his services have been and shall be of special, unique, and extraordinary value to the Company and its Subsidiaries and Affiliates. Accordingly, during his employment and for five (5) years thereafter (the “Restricted Period”), Executive shall not directly or indirectly (whether as Executive, director, owner, stockholder, consultant, partner (limited or general), or otherwise) own any interest in, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any Competing Business (as defined below) that conducts operations or sales in the United States of America, or have taken active steps towards conducting sales or operations as of the date of Executive’s termination of employment. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purpose of this Employment Agreement, “Competing Business” shall mean any business or enterprise, which is (i) involved primarily in the sale and distribution of propane gas and component parts, and/or propane cylinders, or (ii) provides any products or services described by the Company on the Company’s website at any time during Executive’s employment.

(b)               Non-Solicitation. During the Restricted Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any member of senior leadership (a “Senior Leader” or collectively “Senior Leadership”), which shall include the Chief Executive Officer, Chief Financial Officer, Chief Human Resource Officer, Chief Information Officer, Chief Operations Officer, or General Counsel, of the Company or any Subsidiary or Affiliate to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any Subsidiary or Affiliate and any Senior Leadership thereof; (ii) knowingly hire any Person who was a Senior Leader of the Company or any Subsidiary or Affiliate at any time during the five (5) years prior to the termination of Executive’s employment; or (iii) induce or encourage any customer, supplier, licensee, licensor, or other business relation of the Company or any Subsidiary or Affiliate to cease doing business with or materially reduce its business with the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, or business relation and the Company or any Subsidiary or Affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries or Affiliates).

4.	Enforcement of Covenants.

(a)               Executive acknowledges that a breach by Executive of any of the terms of this Agreement will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Executive consents to such temporary, preliminary, or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, court costs, and attorneys’ fees.

(b)               If the Company is required to enforce any of its rights hereunder through legal proceedings, Executive shall reimburse the Company for all reasonable costs, expenses, and attorneys’ fees incurred by the Company in connection with the enforcement of its rights hereunder.

(c)               Executive understands and agrees that nothing in this Restrictive Covenants Agreement creates an additional contract, express or implied, of employment for any specified period. Executive’s employment may be terminated by Executive or the Company pursuant to Executive’s Employment Agreement.

(d)               If one or more provisions of this Restrictive Covenants Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, Executive agrees the validity, legality, and enforcement of the remaining provisions of the Agreement shall not in any way be affected or impaired. Executive also agrees that the language contained in Section 3 of this Restrictive Covenants Agreement is reasonable in scope and that Executive will not raise any issue regarding the reasonableness of the Agreement as a defense in any proceeding to enforce the Agreement. If a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.

5.	Waiver of Breach.

The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive, and the failure of the Company to take action against any other Executive(s) for similar breach(es) on their part, shall not be construed as a waiver of a breach by Executive.

6.	Agreement Binding.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, and administrators of Executive. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party.

7.	Applicable Law and Choice of Forum.

This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with matters contained herein, and the parties having a substantial connection with the State of Kansas, agree that any action or proceeding with respect to this Agreement shall be brought in a state or federal court located within the State of Kansas. The parties consent to the personal jurisdiction of the state and federal courts of Kansas should a legal action to enforce this Restrictive Covenants Agreement be necessary.

8.	Modification.

This Agreement may only be modified by the express written consent of both parties.

9.	Entire Agreement.

This Restrictive Covenants Agreement constitutes the entire understanding between Company and Executive with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements and understandings related to the same subject matter between the parties.

10.	Section Headings.

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

I have read and understand this Agreement and I agree to abide by its terms.

Dated:	December 30, 2020

/s/ James E. Ferrell
James E. Ferrell (Signature)

James E. Ferrell
(Printed Name)